Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2016 Second Quarter Results

OMAHA, Neb., March 31, 2016—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its second quarter ended February 29, 2016.

Second Quarter Results

Second quarter fiscal 2016 revenues were $120.6 million versus $141.1 million of revenues in the same prior year period. Including a $13.0 million increase in environmental expenses, the Company incurred a net loss of $4.1 million or $0.37 per diluted share compared with net income of $9.0 million or $0.75 per diluted share in the prior year. The environmental charge, on an after tax basis, reduced net income by $8.7 million or $0.79 per diluted share.

Total irrigation equipment revenues decreased 5 percent to $103.1 million from $108.3 million in the prior fiscal year’s second quarter. U.S. irrigation revenues of $72.3 million increased 6 percent primarily due to revenues from acquired companies, including Elecsys Corporation, which was acquired in January 2015. International irrigation revenues of $30.8 million decreased 24 percent. Excluding the effect of currency translation, international irrigation sales declined 15 percent, most significantly in Brazil and several export markets. Infrastructure revenues decreased 47 percent to $17.5 million due primarily to the completion of the Golden Gate Bridge Road Zipper project in the prior year and decreases in Contract and Tubing markets.

Gross margin was 26.9 percent of sales compared to 28.0 percent of sales in the prior year’s second quarter. Gross margin in irrigation increased by approximately 1 percentage point and infrastructure gross margin decreased by approximately 8 percentage points. The increase in irrigation gross margins is primarily a result of higher margins from value added product lines such as pump stations, filtration and M2M controls, while the competitive pricing pressures on center pivot sales were largely offset by lower input costs. The decrease in infrastructure gross margin was primarily due to sales mix from the decrease in Road Zipper sales.

Operating expenses increased $12.1 million to $37.1 million compared to the second quarter of the prior fiscal year. The increase includes $13.0 million for future environmental expense which was accrued after the Company completed additional environmental testing near a building at its Lindsay, Nebraska facility. The Company’s accrual relates to contamination identified in 1982. The previous accrual did not include certain areas of potential contamination because the Company had been unable to determine the extent of contamination until further testing was conducted and was uncertain as to the remediation that might be required. While the updated estimate includes a number of uncertainties including the need for any remediation plan to be approved by the EPA, it represents the Company’s best estimate of remediation and operating and maintenance costs to meet the long-term regulatory requirements of the 1992 EPA consent decree at the Lindsay, Nebraska facility.

Excluding the environmental expense, operating expenses decreased $0.9 million. The addition of Elecsys Corporation and SPF added $1.7 million in operating expenses, offset by $1.2 million in lower personnel related expenses and $0.9 million of reduced acquisition and integration expenses. Operating expenses were 30.8 percent of sales in the second quarter of fiscal 2016 compared with 17.7 percent of sales in the prior year period. Operating margins were (3.9) percent in the second quarter, versus 10.3 percent in the prior year period.

Cash and cash equivalents of $89.5 million were $77.7 million lower compared to the prior year second quarter. The Company repurchased 332,949 shares for $23.0 million during the second quarter and a total of 469,212 shares for $32.2 million during the first six months of fiscal 2016. $79.8 million remains available under the Company’s share repurchase program.

Backlog of unshipped orders at February 29, 2016 was $52.6 million compared with $74.3 million at February 28, 2015 and $61.9 million at November 30, 2015.

Six Month Results

Total revenues for the six months ended February 29, 2016 were $242.2 million versus $275.9 million in the same prior year period. Foreign currency translation as compared to the prior year reduced year to date revenues by $11.5 million. Net earnings were $2.8 million or $0.25 per diluted share compared with $16.6 million or $1.36 per diluted share in the prior year. The current year includes $13.0 million of estimated environmental expenses compared to $1.5 million in the prior year.

Total irrigation equipment revenues decreased 8 percent to $204.4 million from $223.0 million during the first six months of the prior fiscal year. U.S. irrigation revenues of $131.5 million increased 1 percent, decreasing 10 percent excluding the impact of acquisitions in the prior year. International irrigation revenues of $72.8 million decreased 21 percent, 11 percent excluding the effect of foreign currency translation. Infrastructure revenues decreased 29 percent to $37.8 million, primarily due to the completion of the Golden Gate Bridge Road Zipper project in the prior year.

Outlook

Rick Parod, president and chief executive officer, commented, “The irrigation markets continue to be constrained by lower commodity prices and foreign exchange rates. Excluding the Golden Gate Bridge project last year and the incremental environmental charge this year, our second quarter 2016 operating profits were flat with the prior year quarter.”

Parod continued, “We are now in the midst of the primary selling season for irrigation equipment in North America. While we have seen signs of stabilization, the market continues to reflect reductions from peak periods in farmers’ investments in equipment due to the lowest projected net farm income since 2002. The current environment has near-term challenges, however the longer term drivers for our markets of population growth, expanded food production, efficient water use and infrastructure upgrades and expansion remain positive.”

Second-Quarter Conference Call

Lindsay’s fiscal 2016 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 70374091. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets water management equipment and services including irrigation systems, pump stations, filtration and M2M controls designed to increase or stabilize crop production while conserving water, energy, and labor, and that provide efficiency benefits in various industrial applications. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At February 29, 2016 Lindsay had approximately 10.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
($ and shares in thousands, except per share amounts)	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Operating revenues	$120,573	$141,089	$242,195	$275,934
Cost of operating revenues	88,128	101,533	175,336	199,464

Gross profit	32,445	39,556	66,859	76,470

Operating expenses:
Selling expense	10,363	10,231	20,355	19,648
General and administrative expense	23,028	11,680	32,043	24,551
Engineering and research expense	3,748	3,109	7,407	5,833

Total operating expenses	37,139	25,020	59,805	50,032

Operating income (loss)	(4,694)	14,536	7,054	26,438
Other income (expense):
Interest expense	(1,201)	(209)	(2,397)	(280)
Interest income	229	162	393	334
Other expense, net	(527)	(351)	(847)	(693)

Earnings (loss) before income taxes	(6,193)	14,138	4,203	25,799
Income tax expense (benefit)	(2,064)	5,143	1,388	9,236

Net earnings (loss)	$(4,129)	$8,995	$2,815	$16,563

Earnings (loss) per share:
Basic	$(0.37)	$0.75	$0.25	$1.37
Diluted	$(0.37)	$0.75	$0.25	$1.36
Shares used in computing earnings per share:
Basic	11,024	11,982	11,142	12,103
Diluted	11,024	12,008	11,163	12,141
Cash dividends declared per share	$0.280	$0.270	$0.560	$0.540

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands)	February 29, 2016	February 28, 2015	August 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$89,522	$167,165	$139,093
Receivables, net	79,225	93,293	74,063
Inventories, net	82,078	82,263	74,930
Deferred income taxes	13,980	16,224	15,807
Other current assets	19,248	21,936	18,274

Total current assets	284,053	380,881	322,167

Property, plant and equipment, net	78,916	75,663	78,656
Intangibles, net	49,475	53,900	51,920
Goodwill	76,628	74,808	76,801
Other noncurrent assets, net	6,411	13,528	6,924

Total assets	$495,483	$598,780	$536,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,371	$50,293	$38,814
Current portion of long-term debt	195	192	193
Other current liabilities	47,971	58,838	56,105

Total current liabilities	84,537	109,323	95,112

Pension benefits liabilities	6,431	6,460	6,569
Long-term debt	117,075	117,270	117,173
Deferred income taxes	13,233	20,940	18,971
Other noncurrent liabilities	22,588	8,846	10,083

Total liabilities	243,864	262,839	247,908

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,713	18,675	18,684
Capital in excess of stated value	55,908	53,618	55,184
Retained earnings	455,535	455,439	458,903
Less treasury stock – at cost	(261,118)	(181,383)	(228,903)
Accumulated other comprehensive loss, net	(17,419)	(10,408)	(15,308)

Total shareholders’ equity	251,619	335,941	288,560

Total liabilities and shareholders’ equity	$495,483	$598,780	$536,468

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended
($ in thousands)	February 29, 2016	February 28, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$2,815	$16,563
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,536	8,017
Asset impairment	—	270
Provision for uncollectible accounts receivable	(1,103)	418
Deferred income taxes	(4,163)	28
Share-based compensation expense	1,534	2,051
Other, net	1,828	3,381
Changes in assets and liabilities:
Receivables	(5,220)	(4,439)
Inventories	(8,094)	(3,583)
Other current assets	(1,779)	(2,647)
Accounts payable	(2,247)	9,778
Other current liabilities	(5,273)	(8,744)
Current income taxes payable	(3,694)	(6,987)
Other noncurrent assets and liabilities	11,833	1,478

Net cash provided by (used in) operating activities	(5,027)	15,584

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,392)	(6,576)
Acquisition of business, net of cash acquired	—	(67,176)
Proceeds from settlement of net investment hedges	2,317	3,310
Payments for settlement of net investment hedges	(512)	(329)
Other investing activities, net	1,073	(2,554)

Net cash used in investing activities	(4,514)	(73,325)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	113	66
Common stock withheld for payroll tax withholdings	(712)	(1,703)
Proceeds from issuance of long-term debt	—	115,000
Principal payments on long-term debt	(96)	(16)
Issuance costs related to debt	—	(679)
Excess tax benefits from share-based compensation	53	510
Repurchase of common shares	(32,215)	(49,363)
Dividends paid	(6,183)	(6,490)

Net cash provided by (used in) financing activities	(39,040)	57,325

Effect of exchange rate changes on cash and cash equivalents	(990)	(4,261)

Net change in cash and cash equivalents	(49,571)	(4,677)
Cash and cash equivalents, beginning of period	139,093	171,842

Cash and cash equivalents, end of period	$89,522	$167,165

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	$11,637	$15,485
Interest paid	$2,352	$129